Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated March 3, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Alternative Construction Technologies, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Alternative Construction Company, Inc. and Subsidiaries on Forms 10-K (File No. 333-128191).

Garden City, NY	/s/ Liebman Goldberg & Drogin LLP
March 7, 2008	Liebman Goldberg & Drogin LLP